UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2017 (December 29, 2016)

Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36407	77-0602661
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-8200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b) On December 29, 2016, David-Alexandre C. Gros, M.D. notified Alnylam Pharmaceuticals, Inc. (the “Company”) of his intention to resign from his positions as the Company’s Senior Vice President, Chief Business Officer and Principal Financial Officer, effective as of January 6, 2017, due to his personal interest to return to the West Coast in a broader operating role.

(c) On January 3, 2017, the Company’s Board of Directors (the “Board”) appointed Michael P. Mason as the Company’s Principal Financial Officer, effective as of January 6, 2017. Mr. Mason currently serves as the Company’s Vice President, Finance and Treasurer and Principal Accounting Officer.

Mr. Mason, 42, has served as the Company’s Vice President of Finance and Treasurer and as the Company’s Principal Accounting Officer since February 2011, and previously served as the Company’s Principal Financial Officer from February 2011 to June 2016. From December 2005 to February 2011, Mr. Mason served as the Company’s Corporate Controller, and from August 2009 to February 2011, as the Company’s Senior Director of Finance. From June 2006 to July 2009, Mr. Mason served as the Company’s Director of Finance. From May 2000 through November 2005, Mr. Mason served in several finance and commercial roles at Praecis Pharmaceuticals Incorporated, a public biotechnology company, most recently as Corporate Controller. Prior to Praecis, Mr. Mason worked in the audit practice at KPMG LLP, a national audit, tax and advisory services firm. Mr. Mason has an MBA and is a certified public accountant.

On December 30, 2016, Mr. Mason was granted 8,502 restricted stock units under the Company’s Amended and Restated 2009 Stock Incentive Plan, as amended (the “2009 Plan”), as approved by the Compensation Committee of the Board. The restricted stock units will vest in full on December 30, 2017, subject to Mr. Mason continuing to be an eligible participant under the 2009 Plan at such time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.

Date: January 3, 2017	By:	/s/ Barry E. Greene
Barry E. Greene President